Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
VDC-MGG Holdings LLC
and
REMARK HOLDINGS, INC.
Dated as of March 15, 2019

i

(continued)

ii

(continued)

Appendix ADefinitions

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 15, 2019 (this “Agreement”), is entered into by and between VDC-MGG Holdings LLC, a Delaware limited liability company (the “Buyer”), and Remark Holdings, Inc., a Delaware corporation (the “Seller” and, together with the Buyer, each individually a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Vegas.com, LLC, a Nevada limited liability company (the “Company”), is in the business of running an online agency that, through websites and mobile applications that it controls, allows users to book travel to, and lodging and entertainment in, the Las-Vegas-area market (the “Business”);

WHEREAS, the Seller is the sole member of the Company and owns all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the Buyer’s willingness to enter into this Agreement, each Specified Stockholder has delivered to the Buyer a voting agreement (the “Voting Agreement”), duly executed by each Specified Stockholder, pursuant to which, among other things and on the terms and subject to the conditions set forth therein, each Specified Stockholder has agreed to vote the shares of common stock, par value $0.001, of the Seller (the “Seller Common Stock”) beneficially owned by such Specified Stockholder and his, her or its Affiliates in favor of the adoption of this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them in Appendix A hereto.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, the Membership Interests for an aggregate purchase price equal to $30,000,000 (the “Purchase Price”).

1

Section 2.2 Closing. The closing of the transaction contemplated by Section 2.1 (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019, on the first Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

Section 2.3 Transactions to Be Effected at the Closing.

(a) At the Closing, the Buyer will:

(i) pay to the Seller, pursuant to the Closing Direction Letter, an aggregate amount in cash equal to the Purchase Price;

(ii) deliver to the Seller, a duly executed counterpart to the Transition Services Agreement; and

(iii) deliver to the Seller all documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 6.2.

(b) At the Closing, the Seller will:

(i) deliver to the Buyer, a certificate representing the Membership Interests, duly endorsed by the Seller for transfer to the Buyer or accompanied by transfer power, in form and substance reasonably satisfactory to the Buyer, attached thereto and duly executed in blank;

(ii) deliver to the Buyer, the Invoices from each Person to whom any Transaction Costs are owed;

(iii) deliver to the Buyer, the Closing Direction Letter, duly executed by the Seller;

(iv) deliver to the Buyer, all documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 6.1;

(v) deliver to the Buyer, a duly executed counterpart to the Transition Services Agreement; and

(vi) pay, pursuant to the applicable Invoice, to each Person to whom any Transaction Costs are owed, all amounts set forth in such Invoice as being owed to such Person.

2

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this ARTICLE III is true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), subject to Section 9.12.

Section 3.1 Organization and Existence.

(a) The Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b) The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as it is now being conducted. The Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, or the operation of the Business.

Section 3.2 Authority and Enforceability.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed by the Seller in connection with the Transactions (all agreements, documents, instruments and certificates to be executed and delivered by the Seller or the Buyer in connection with the Transactions, the “Ancillary Documents”), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which the Seller is a party, and the consummation by the Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of the Seller, and no other action is necessary on the part of the Seller to authorize this Agreement or such Ancillary Documents or to consummate the Transactions, other than Seller Stockholder Approval. This Agreement and each Ancillary Document to which the Seller is a party have been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery by each other party thereto, each constitutes (or will constitute upon execution) a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as limited by the Bankruptcy and Equity Exception.

(b) The board of directors of the Seller (the “Seller Board”) has duly adopted resolutions by which the Seller Board has: (i) determined that the sale of the Membership Interests, the other Transactions and this Agreement are advisable and fair to and in the best interests of the Seller and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement (including the sale of the Membership Interests) by the Seller; (iii) resolved to recommend the Transactions to the Seller’s stockholders for Seller Stockholder Approval (the “Seller Board Recommendation”); and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the holders of Seller Common Stock for their adoption.

3

Section 3.3 Noncontravention.

(a) Neither the execution, delivery or performance by the Seller of this Agreement or the Ancillary Documents to which the Seller is a party, nor the consummation of the Transactions by the Seller, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of the Seller, (ii) violate, in any material respects, any Law or Order applicable to the Seller or (iii) result in a material breach of or default under, require consent or notice under, or violate any, material Contract to which the Seller is a party.

(b) No Permit or Filing is required by the Seller in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Documents to which it is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the Transactions, other than Permits and Filings the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to perform its obligations hereunder.

Section 3.4 Proceedings.

(a) There are no Proceedings or Orders pending or, to the Knowledge of the Seller, threatened in writing against the Seller that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations hereunder.

(b) There are no Proceedings or Orders pending or, to the Knowledge of the Seller, threatened in writing against any Company Entity that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5 Capitalization.

(a) The Seller is the sole member of the Company and owner of all of the Membership Interests, free and clear of all Liens (other than liens arising pursuant to applicable securities Laws or relating to the Financing Agreement). At the Closing, the Seller will transfer to the Buyer all of the Seller’s right, title and interest in and to the Membership Interests, free and clear of all Liens (other than liens arising pursuant to applicable securities Laws).

(b) (i) There are no outstanding restrictions on transfers or voting of the Membership Interests, and (ii) no Person has been granted any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Equity Securities of the Company.

4

(c) The Company is not party to or bound by (i) any stockholder agreement, voting trust, proxy or other agreement or understanding relating to the holding, voting, sale, transfer, purchase, registration, redemption or other acquisition or disposition of any Equity Securities of the Company, as applicable, or (ii) any agreement, commitment, arrangement, understanding or other obligation to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Equity Securities of the Company, that will not have been paid in full prior to the Closing.

(d) Other than the Indebtedness listed on Section 3.5(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any Indebtedness.

Section 3.6 Company Subsidiaries.

(a) A true and complete list of every Company Subsidiary, together with the jurisdiction of organization of, and the holder of all outstanding Equity Interests of, each such Company Subsidiary, is set forth on Section 3.6(a) of the Disclosure Schedule.

(b) Each Company Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable (as set forth on Section 3.6(a) of the Disclosure Schedule), and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, or the operation of the Business.

(c) The authorized, issued and outstanding Equity Securities of each Company Subsidiary are set forth on Section 3.6(c) of the Disclosure Schedule. The Equity Securities of each Company Subsidiary are (i) duly authorized and validly issued in accordance with applicable Law and the Organizational Documents of the applicable Company Subsidiary and (ii) fully paid and non-assessable. There are no outstanding obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Equity Securities. All of the Equity Securities of each Company Subsidiary are owned (of record and beneficially), directly or indirectly, by the Company, free and clear of all Liens (other than liens arising under applicable securities Laws or relating to the Financing Agreement).

(d) (i) There are no outstanding restrictions on transfers or voting of the Equity Securities of any Company Subsidiary, and (ii) no Person has been granted any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Equity Securities of any Company Subsidiary.

5

(e) No Company Subsidiary is a party to or bound by (i) any stockholder agreement, voting trust, proxy or other agreement or understanding relating to the holding, voting, sale, transfer, purchase, registration, redemption or other acquisition or disposition of any of its Equity Securities, as applicable, or (ii) any agreement, commitment, arrangement, understanding or other obligation to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any of its Equity Securities, that will not have been paid in full prior to the Closing.

(f) Except for the Equity Securities in the Company Subsidiaries, the Company does not own, directly or indirectly, any Equity Securities in any other Person.

Section 3.7 Financial Statements.

(a) The Seller has made available to the Buyer true, correct and complete copies of (a) (i) the unaudited consolidated balance sheet of the Company Entities, taken as a whole, as of December 31, 2018 and December 31, 2017, (ii) the related consolidated statements of income for the years ended December 31, 2018 and December 31, 2017 (collectively, the “Annual Financial Statements”) and (b) (i) the unaudited consolidated balance sheet of the Company Entities, taken as a whole, as of January 31, 2019 (the “Interim Balance Sheet Date”) and (ii) the related unaudited consolidated statements of income for the one-month period ending on the Interim Balance Sheet Date (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (1) present fairly, in all material respects, the consolidated financial condition and results of operations of the Company Entities, taken as a whole, as of the indicated dates and for the indicated periods, (2) make adequate provision for all established, deferred or contingent liabilities of the Company Entities, (3) have been prepared in accordance with GAAP, consistently applied and (4) have been prepared in a manner consistent with the preparation of the audited consolidated financial statements of the Seller and its Subsidiaries as filed with the Form 10-K of the Seller for the fiscal year ended December 31, 2017 and, to the extent on file with the SEC, December 31, 2018. There is no material off-balance sheet transaction, arrangement, obligation or relationship attributable to any Company Entity.

(b) Except to the extent (and not in excess of the amounts) reflected in the Financial Statements or as disclosed on Section 3.7(b) of the Disclosure Schedule, the Company Entities do not have any material liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments other than trade payables and accrued expenses incurred in the ordinary course of business since the Interim Balance Sheet Date.

Section 3.8 Conduct of Business. Except for any action taken by any Company Entity that would be permitted under Section 5.2, since the Interim Balance Sheet Date through the date hereof, the Business of the Company Entities has been conducted in accordance with the ordinary course of business consistent with past practices, except in connection with any process relating to a sale of the Company.

6

Section 3.9 Compliance with Laws; Permits; Filings.

(a) Except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Entity is in compliance in all material respects with all Laws applicable to it or its business or properties.

(b) All Permits that any Company Entity is required to hold in order to own, lease, maintain, operate and conduct its business as currently conducted are held by such Company Entity, except for such Permits where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all of the following types of Contracts:

(i) any material Contract with any Affiliate of any Company Entity, other than Intercompany Contracts;

(ii) any non-competition Contract or other Contract that limits in any material respect the ability of any Company Entity from operating or doing business in any location (excluding use or other limitations on owned, leased or subleased real property);

(iii) any Contract reasonably expected to result in future payments to or by the Company Entities in excess of $250,000 per annum;

(iv) any Contract for Indebtedness;

(v) any Contract that would terminate as a result of the closing of the Transactions;

(vi) any Contract that (x) provides for a period of performance beyond 12 months from the Closing Date and (y) is not terminable within 12 months of the Closing Date without material penalty or cost; and

(vii) any Contract establishing any partnership or joint venture.

(b) The Contracts required to be set forth on Section 3.10(a) of the Disclosure Schedule are collectively referred to as the “Material Contracts”. No Company Entity nor, to the Knowledge of the Seller, any other party thereto, is in, or has received written notice of any, violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Material Contract. A copy of each Material Contract has previously been made available to the Buyer. Each Material Contract is a valid and binding agreement of the applicable Company Entity and is in full force and effect except (i) to the extent such Material Contract terminates or expires after the date hereof in accordance with its terms, or (ii) as limited by the Bankruptcy and Equity Exception.

7

Section 3.11 Real Property.

(a) Owned Real Property. Neither the Company nor any of the Company Subsidiaries (i) own any Owned Real Property, (ii) hold or have ever held any option or right of first refusal or first offer to acquire any real property, or (iii) is obligated to purchase any real property.

(b) Leased Real Property. Section 3.11(b) of the Disclosure Schedule contains a list, as of the date hereof, of all leases, subleases, licenses, occupancy and other agreements (including all amendments, modifications and supplements thereof and assignments and subleases thereof) under which any Company Entity is lessee, sublessee, licensee, occupant or user and that provide for payments by any Company Entity under the applicable lease, sublease, license, occupancy or other agreement in excess of $100,000 annually (collectively, the “Real Property Leases” and the real property subject to such Real Property Leases are the “Leased Real Property”). No Company Entity nor, to the Knowledge of the Seller, any other party thereto, is in, or has received written notice of any, material violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a material violation or default under) any Real Property Lease, except as set forth on Section 3.11(b) of the Disclosure Schedule. A true, correct and complete copy of each Real Property Lease has previously been made available to the Buyer. Except as set forth on Section 3.11(b) of the Disclosure Schedule, (x) the Company has a valid and enforceable leasehold estate in all Leased Real Property free and clear of all Liens, in each case subject only to Permitted Liens and (y) each Real Property Lease is a valid and binding agreement of the applicable Company Entity, is in full force and effect, and is enforceable in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Disclosure Schedule includes a list, as of the date hereof, of all material Benefit Plans maintained or contributed to by any Company Entity for the benefit of any present or former directors, officers or employees of the Company Entities (collectively, the “Company Benefit Plans”) and shall indicate which of such Company Benefit Plans that are sponsored and maintained solely by a Company Entity (collectively, the “Company Entity Benefit Plans”). The Seller has made available to the Buyer copies of (i) each writing constituting a part of such Company Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) All contributions required to be made to any Company Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements.

8

(c) (i) None of the Company Benefit Plans is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter or an advisory opinion letter from the IRS and, to the Knowledge of the Company, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination and (iii) each Company Benefit Plan, and each Company Entity with respect to each Company Benefit Plan, has complied in all material respects with all Laws applicable to such Company Benefit Plans, including all applicable provisions of ERISA and the Code.

(d) Except for any liabilities that arise solely out of, or relate solely to, the Company Entity Benefit Plans listed on Section 3.12(a) of the Disclosure Schedule, there does not now exist, nor do any circumstances exist that could result in, any liability of any Company Entity following the Closing (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign laws or regulations.

(e) The consummation of the Transactions will not accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any present or former employee, director or officer of any Company Entity or their respective beneficiaries solely by reason of such Transactions.

Section 3.13 Labor and Employment Matters.

(a) Other than employee offer letters entered into in the ordinary course of business and that do not provide for severance benefits upon a termination of employment, no Employee nor any current or former employee, director or other service provider of any Company Entity is party to any Contract with a Company Entity pursuant to which a Company Entity has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(b) No Company Entity is party to any collective bargaining agreement, and, to the Knowledge of the Seller, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company Entities.

(c) The Company Entities (i) are in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, equal employment opportunity, affirmative action, plant closures and layoffs, workers’ compensation, labor relations, disability rights or benefits, employee leave issues, worker classification, and unemployment insurance, (ii) have not received any written notice of the intent of any Governmental Entity responsible for the enforcement of any such Laws to conduct an investigation with respect to or relating to any such Laws, or any written notice that such investigation is in progress, and (iii) are not a party to, or otherwise bound by, any order of a Governmental Entity relating to employees or employment practices.

9

(d) No Company Entity has taken action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (WARN) Act or similar state Law or could otherwise trigger any notice requirement or liability under any local or state plant closing notice Law.

(e) Section 3.13(e) of the Disclosure Schedule lists and describes the current compensation of all employees of each Company Entity. The amounts accrued on the books and records of the Company for all employees, including part time and contract employees, for (i) commissions and bonuses and other fees payable, (ii) vacation pay, and (iii) sick pay, are adequate to cover all liabilities for such items.

Section 3.14 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) to the Knowledge of the Seller, each Company Entity is in compliance in all material respects with all Environmental Laws, (b) within the last three years, no Company Entity has received any written notice of any actual or alleged violation of, or liability under, any Environmental Law that are unresolved, and there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against any Company Entity alleging a violation of, or liability under, any Environmental Law and (c) to the Knowledge of the Company, each Company Entity holds and is in compliance with all Permits required under Environmental Law for the current operations of such Company Entity.

Section 3.15 Insurance. Each Company Entity and its business and/or properties are insured to the extent specified under the insurance policies maintained by the Company or the applicable Company Subsidiary and listed as of the date hereof on Section 3.15 of the Disclosure Schedule (collectively, the “Insurance Policies”). Complete copies of such Insurance Policies have previously been delivered or made available to the Buyer. As of the date of this Agreement, (a) all such Insurance Policies are valid, binding and in full force and effect, (b) all premiums due-to-date thereunder have been paid in full and (c) neither the Company or the applicable Company Subsidiary is in default with respect to any other obligations thereunder, except as limited by the Bankruptcy and Equity Exception. As of the date of this Agreement, no written notice of cancellation or termination has been received by the Company with respect to such Insurance Policies. There are no material pending claims under such Insurance Policies with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage. Section 3.15 of the Disclosure Schedule clearly indicates which of the Insurance Policies have been written on a claims-made basis (the “Claims-Made Policies”), and all of the Insurance Policies, other than the Claims-Made Policies, have been written on an occurrence basis such that the Insurance Policy will provide coverage to the Company after the Closing Date to the extent that the applicable incident occurred during the policy period of such Insurance Policy.

10

Section 3.16 Taxes.

(a) Except as set forth on Section 3.16 of the Disclosure Schedule, each Company Entity has filed or caused to be filed on a timely basis all Company Tax Returns that each Company Entity was required to file prior to the date hereof and has timely paid all Taxes due and owing, whether or not such Taxes were shown on such Tax Returns. All such Tax returns are true, complete and correct in all material respects. Each Company Entity has withheld, deducted and collected and paid all Taxes required to have been withheld, deducted and collected by each Company Entity, and all such amounts have been timely remitted to the proper Governmental Entity. No written claim has ever been made by a Governmental Entity in a jurisdiction where Company Tax Returns have not been filed that any Company Entity is or may be subject to taxation by such jurisdiction. There are no liens or encumbrances on the assets or properties of any Company Entity that arose in connection with any failure (or alleged failure) to pay any Tax. No Company Tax Return has been audited or is currently under audit or examination, nor has any Governmental Entity threatened in writing to audit a Company Tax Return. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or understanding or practice with respect to Taxes that will or may require payment by any Company Entity. Each Company Entity has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment. No Company Entity is the beneficiary of any extension of time within which to file any Company Tax Return that has not been filed. Each Company Entity has no liability for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise. Each Company Entity has disclosed in its Company Tax Returns all positions taken therein that could result in a substantial understatement of U.S. federal Income Tax under Section 6662 of the Code.

(b) Each of the Company Entities has collected all material sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(c) Each Company Entity has been at all times treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes (and under any analogous state or local Tax Law) since September 24, 2015 through the Closing Date.

(d) Prior to September 24, 2015, the Company was and always had been treated as a partnership for U.S. federal and state income tax purposes, and each Company Subsidiary was and always had been treated as an entity disregarded as separate from its owner for U.S. federal and state income tax purposes. No Company Entity has ever filed any entity classification under Code Section 7701.

(e) The Company has delivered to the Buyer true, correct and complete copies of all income and other material Tax Returns of each Company Entity, material examination reports and statements of material deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. No Company Entity has participated in, or has any liability or obligation with respect to, any “listed transaction” or “transaction of interest” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011 4(b) (or any similar provision of state, local or non-U.S. Tax Law). No Company Entity will be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period for any reason, including as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction between the Company Entity, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand occurring at or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

11

Section 3.17 Intellectual Property and Data Privacy.

(a) Section 3.17(a) of the Disclosure Schedule identifies, as of the date hereof, (i) all material Intellectual Property that is owned by a third party and licensed to a Company Entity and (ii) all material Intellectual Property that is (y) owned by the Company Entities and (z) subject to an application or registration (by name, owner and, where applicable, registration or application number and jurisdiction). The Company Entities, as applicable, are the exclusive owners of all Registered IP, free and clear of all Liens, other than Permitted Liens. The Registered IP is subsisting and to the extent issued or granted is, to the Knowledge of the Seller, valid or enforceable. No action, suit, or proceeding is pending or, to the Knowledge of the Seller, threatened, in which the scope, validity or enforceability of any material Company Intellectual Property (excluding ordinary course prosecution before an applicable Governmental Entity of pending Registered IP) is being or could reasonably be expected to be, in the case of any threatened action, successfully contested or challenged.

(b) The Company Entities own, license or, have all material rights to use, the Intellectual Property necessary for each Company Entity to operate its business as currently conducted. As of the Closing, the Company Entities, as applicable, will, have good title to all material Intellectual Property owned by the Seller and its Affiliates prior to the Closing, that is primarily or exclusively used, or primarily or exclusively held for use in connection with the conduct of the business of the Company Entities as conducted as of the date hereof and as contemplated to be conducted at Closing, free and clear of all Liens, other than Permitted Liens.

(c) No Company Entity, including in the conduct of any business of the Company Entities, has infringed, misappropriated or otherwise violated or does infringe, misappropriate or otherwise violate in any material respect any Intellectual Property owned by third parties and no third party has infringed, misappropriated or otherwise violated or does infringe, misappropriate or otherwise violate in any material respect any Intellectual Property owned by any Company Entity. There are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, by any third party alleging that any of the Company Entities infringe, misappropriate or otherwise violate any third party’s Intellectual Property.

12

(d) To the Knowledge of the Seller, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Entities have at all times complied in all material respects with all applicable Laws, as well as their respective rules, policies and procedures, relating to privacy, data protection, and the collection, use, storage and disposal of personal information collected, used or held for use by the Company Entities in the conduct of their respective businesses. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claim, action or proceeding has been asserted or, to the Knowledge of the Seller, threatened in writing alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights. To the Knowledge of the Seller, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past 12 months, there has not been, and there is no currently occurring, (i) material loss, theft or data or security breach relating to any Company Entity’s data or (ii) material unintended, illegal or improper use or disclosure of, or access to, any personal information in the custody or control of any Company Entity.

(e) To the Knowledge of Seller, each employee and independent contractor of a Company Entity who is involved in the development of material Intellectual Property did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property rights arising therefrom became the property of the applicable Company Entity or (ii) pursuant to one or more written agreements with provisions relating to the protection of the applicable Company Entity’s confidential information and assigning ownership to the applicable Company Entity of all Intellectual Property rights developed for the applicable Company Entity within the scope of the individual’s employment or independent contractor relationship with the Company Entity. No such employee or independent contractor has, to the Knowledge of the Seller, asserted or threatened in writing a claim against the Company Entities with respect to the ownership or assignment of any such Intellectual Property rights, and, to the Knowledge of the Seller, no such employee or independent contractor has a valid claim against any Company Entity with respect to the ownership or assignment of any such Intellectual Property rights. No Company Entity has granted to any Person a joint ownership interest of, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property that is material to the conduct of the respective businesses of the Company Entities.

(f) To the Knowledge of Seller, the IT Systems of the Company Entities are adequate in all material respects for their intended use and for the conduct of the respective businesses of the Company Entities as currently conducted and as currently contemplated to be conducted, and are in good working condition (normal wear and tear excepted). To the Knowledge of the Seller, the IT Systems and material Software owned by the Company Entities are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems. There has not been any material malfunction with respect to any such IT Systems in the past three years that has not been remedied or replaced in all material respects.

(g) Except as set forth on Section 3.17(g) of the Disclosure Schedule, no Company Entity has (x) distributed Public Software in conjunction with the sale of any products or services, or (y) used Public Software in the development of any Company Intellectual Property. The Company Entities are in compliance with all agreements and other terms and conditions governing the use of Public Software. No Software distributed by any of the Company Entities is required to be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge, in each case, as a result of the use, modification or distribution of Public Software.

13

Section 3.18 Unlawful Payments. No Company Entity or any director, officer, manager, agent, employee or other representative of any Company Entity has (a) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity, (b) made or paid any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate or (c) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act of 1977). No Company Entity has violated the Foreign Corrupt Practices Act of 1977 or any other applicable Law relating to unlawful bribes, kickbacks, contributions or other payments.

Section 3.19 Affiliate Transactions. There are no Contracts between or among any Company Entity, on the one hand, and the Seller or, to the Knowledge of the Seller, any officer or director of the Seller or any Affiliate thereof, on the other hand.

Section 3.20 Brokers. Other than the fees of Raine Securities LLC, which will constitute Transaction Costs, neither the Seller nor any Company Entity has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 3.21 Company Entities’ Assets. The Company Entities have good and valid title to, or a valid leasehold interest in, all of their assets except where the failure to would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Entities’ assets are free and clear of all Liens (other than Permitted Liens). The Company Entities’ assets constitute all assets used in or associated with the Business and are sufficient for the operation of the Business as it is currently operated. After giving effect to the Transactions, the rights, properties and assets (including all Contracts) owned by the Company Entities shall constitute all of the rights, properties and assets necessary and sufficient to conduct the Business on a stand-alone basis as currently conducted by the Seller and its Subsidiaries (including the Company Entities) on the date hereof.

Section 3.22 Full Disclosure. Seller is not aware of any fact, condition or circumstance that may materially and adversely affect the assets, liabilities, business, prospects, condition or results of operations of the Seller or the Business that has not been previously disclosed to the Buyer in writing. Furthermore, no representation or warranty or other statement made by the Seller in this Agreement, the Disclosure Schedule, or otherwise in connection with the Transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make such statements not misleading.

14

Section 3.23 Accounts Receivable and Accounts Payable.

(a) All accounts receivable of the Company Entities were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid and enforceable claims, are not subject to any setoff, counterclaim or Proceeding and are collectible in accordance with their terms, except to the extent that any specific reserves against such accounts receivable reflected in the Financial Statements.

(b) All accounts payable of the Company Entities arose in bona fide, arm’s-length transactions in the ordinary course of business.  Other than the Acceptable Delinquent AP, no account payable of any Company Entity is delinquent more than 45 days in its payment.

Section 3.24 Voting Agreement. Concurrently with the execution of this Agreement, each Specified Stockholder has delivered to the Buyer a duly executed Voting Agreement. The Voting Agreement is in full force and effect and constitutes a valid and binding obligation of each Specified Stockholder, enforceable against each Specified Stockholder in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Specified Stockholder under such Voting Agreement.

Section 3.25 No Other Representations. The Seller has not made any representation or warranty other than as expressly set forth in this ARTICLE III and in any certificate delivered by the Seller pursuant this Agreement and the Seller expressly disclaims any such other representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this ARTICLE IV is true and correct as of the date hereof and as of the Closing Date:

Section 4.1 Organization and Existence. The Buyer is a Delaware limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority under such laws and its Organizational Documents required to carry on its business as now conducted.

Section 4.2 Authority and Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which the Buyer is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which the Buyer is a party, and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or such Ancillary Documents or to consummate the Transactions. This Agreement and each Ancillary Document to which the Buyer is a party have been duly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by each other party thereto, each constitutes (or will constitute upon execution) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, except as limited by the Bankruptcy and Equity Exception.

15

Section 4.3 Noncontravention.

(a) Neither the execution, delivery or performance by the Buyer of this Agreement or the Ancillary Documents to which the Buyer is a party, nor the consummation of the Transactions by the Buyer, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of the Buyer, (ii) violate any Law or Order applicable to the Buyer or (iii) result in a material breach of or default under, require consent under, or violate any, material Contract to which the Buyer is a party.

(b) No material Permit or Filing is required by the Buyer in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Documents to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the Transactions.

Section 4.4 Proceedings. There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or Orders binding on the Buyer or any of its assets or property, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5 Sufficiency of Funds. The Buyer has, and will have on the Closing Date, cash on hand or other sources of immediately available funds sufficient to enable the Buyer to (a) pay the Purchase Price payable under ARTICLE II and to satisfy all other payments required by this Agreement, (b) pay any related fees, costs and expenses incurred by the Buyer in connection with the Transactions and (c) otherwise consummate the Transactions.

Section 4.6 No Distribution. The Buyer acknowledges that the Membership Interests being acquired pursuant to this Agreement have not been registered under the Securities Act or under any state or foreign securities Laws. The Buyer is purchasing the Membership Interests for its own account and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws.

Section 4.7 Brokers. Neither the Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.8 Acknowledgements and Confirmations. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions and is able to bear the economic risk associated with the purchase of the Membership Interests (including, indirectly through the purchase of the Membership Interests, the assets, properties, liabilities, condition, operations and prospects of the Company Entities). The Buyer has conducted to its satisfaction its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the Transactions, the assets, properties, liabilities, condition, operations and prospects of the business of the Company Entities and the Membership Interests. In entering into this Agreement, the Buyer has relied solely upon its own review and analysis and the specific representations and warranties of the Seller expressly set forth in ARTICLE III and not on any representations, warranties, statements or omissions by any Person other than the Seller, or by the Seller other than its specific representations and warranties expressly set forth in ARTICLE III. The Buyer acknowledges and confirms that, except for the representations and warranties expressly set forth in ARTICLE III, none of the Seller, its Affiliates or any of their respective Representatives have made, or shall be deemed to have made, and the Buyer has not relied on, is not relying on and hereby disclaims, any other representation or warranty, express or implied, at law or in equity, in respect of the Membership Interests or the assets and properties of the Company Entities.

16

Section 4.9 No Other Representations. The Buyer has not made any representation or warranty other than as expressly set forth in this ARTICLE IV and in any certificate delivered by the Buyer pursuant this Agreement and the Buyer expressly disclaims any such other representations and warranties.

ARTICLE V

COVENANTS

Section 5.1 Access to Information.

(a) During the Interim Period, the Seller shall, and shall cause the Company Entities to, (i) provide the Buyer and its Representatives with access to the offices and properties, and to copies of books and records, of the Company Entities, (ii) furnish to the Buyer and its Representatives such financial and operating data and any other information relating to the business of the Company Entities that is produced in the ordinary course of business as such Persons may reasonably request, (iii) instruct the employees, counsel and financial advisors of the Company Entities to cooperate with the Buyer in its investigation of the business of the Company Entities, and (iv) provide the Buyer and/or any Representative thereof a reasonable opportunity to participate in any correspondence or other communications, whether written or oral, with any customer or supplier of any Company Entity specified by the Buyer, in each case, other than information that is protected by attorney-client privilege (provided that the Seller shall use reasonable best efforts to provide such information (or portion thereof) in a manner that does not jeopardize such privilege); provided, however, that such access and investigation (A) shall be conducted at the Buyer’s expense, upon reasonable advance notice to the Seller, during normal business hours, (B) does not unreasonably disrupt the normal operations of any Company Entity and (C) shall comply with all applicable Laws. All requests by the Buyer for access pursuant to this Section 5.1(a) shall be submitted or directed exclusively to Michael Reichartz or such other individual(s) as the Seller may designate in writing from time to time. Notwithstanding anything to the contrary contained herein, the Buyer shall not perform invasive or subsurface investigations of the Leased Real Property prior to the Closing without the prior written consent of the Seller.

(b) After the Closing, the Buyer will, and will cause its Representatives to, afford to the Seller, including its Representatives, at the Seller’s sole cost and expense, reasonable access to the books, records, files and documents of, or relating to, the Company Entities and in order to permit the Seller to prepare for and participate in any investigation and defend any Proceedings relating to or involving the Seller (but not relating to any dispute under this Agreement), to discharge its obligations under this Agreement, and to comply with financial and Tax reporting requirements, and will afford the Seller, at the Seller’s sole cost and expense, reasonable assistance in connection therewith. The Buyer will cause such records to be maintained for not less than six years from the Closing Date.

17

Section 5.2 Conduct of Business Pending the Closing.

(a) During the Interim Period, except (i) as expressly required by this Agreement, (ii) as set forth in Section 5.2 of the Disclosure Schedule or (iii) with the prior written consent of the Buyer, the Seller shall, and shall cause each Company Entity to, (A) conduct the Business, in the ordinary course, consistent with past practice and (B) use its reasonable best efforts to preserve intact each Company Entity’s current business organization, the services of their partners and employees and relations and goodwill with suppliers, customers, landlords, sublandlords and other Persons having the business relationships with each Company Entity.

(b) Without limiting the generality of the foregoing, during the Interim Period, except (x) as expressly required by this Agreement, (y) as set forth in Section 5.2 of the Disclosure Schedule or (z) with the prior written consent of the Buyer, the Seller shall cause each Company Entity not to, directly or indirectly:

(i) incur or guarantee any Indebtedness (other than amounts owed to the lenders under the Financing Agreement);

(ii) grant, permit, create, impose or suffer to exist any Lien (other than Permitted Liens) on any of its assets, including Company Intellectual Property, or the Equity Securities;

(iii) dispose of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or otherwise transfer, sell, mortgage, encumber, pledge, lease or license, or make subject to any Lien (other than the Permitted Liens), directly or indirectly, any material properties or assets, including Company Intellectual Property, other than pursuant to existing Contracts set forth on Section 5.2(b)(iii) of the Disclosure Schedules;

(iv) issue, sell, authorize, transfer, pledge, encumber, dispose of, grant or authorize the sale, issuance, transfer, pledge, encumbrance, disposal of or grant of any of the Equity Securities of any Company Entity;

(v) acquire (whether by merger, consolidation, acquisition of stock or asset or otherwise), directly or indirectly, any material assets, other than pursuant to existing Contracts set forth on Section 5.2(b)(v) of the Disclosure Schedules;

(vi) make any loans, advances or capital contributions to, or material investments in, any other Person;

18

(vii) declare, accrue, set aside or pay any dividend or other distribution;

(viii) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(ix) (A) amend, voluntarily terminate (partially or completely), grant a material waiver under, cancel or take any action that constitutes a breach (with or without notice, the lapse of time or both) of any Material Contract or (B) enter into or assume any Contract that would have constituted a Material Contract had it been in effect as of the date hereof;

(x) amend, voluntarily terminate (partially or completely), grant a material waiver under, cancel or take any action that constitutes a breach (with or without notice, the lapse of time or both) of:

(A) any Real Property Lease;

(B) any agreement containing (i) a “most favored nation”, “most favored customer”, “most favored supplier”, exclusivity or other similar provision, or (ii) “take or pay” provision (committing a Person to buy a minimum quantity of goods or services provided by another Person) or “requirements” provisions (committing a Person to provide the quantity of goods or services required by another Person);

(C) any Contract that constitutes an agreement of guarantee or assumption or any similar commitment with respect to the obligations or liabilities (whether accrued, absolute, contingent or otherwise) of any other Person;

(D) any Contract that constitutes a collective bargaining agreement or other arrangement with any unions or similar employee representatives; and

(E) any agreement involving any resolution or settlement of any actual or threatened Proceeding or other dispute that imposes continuing obligations on any Company Entity.

(xi) (A) make or change any Tax election, adopt or change any method of Tax accounting, (B) enter into any material closing agreement with respect to Taxes or settle any material Tax claim or assessment, (C) file any amended Tax Return with respect to a material amount of Taxes, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax (except with respect to the routine extensions in the ordinary course of business), (E) apply for or pursue any material Tax ruling, or (F) execute any powers of attorney in respect of any material Tax matter;

19

(xii) make any change to its accounting principles or practices, except as required by contemporaneous changes in GAAP or applicable Law;

(xiii) other than in the ordinary course of business consistent with past practices, including ordinary course promotions and annual increases of base salary and the payment of bonuses, or as required by the terms and provisions of any Benefit Plan or Contract, (i) establish, adopt, enter into, materially amend or terminate any Benefit Plan or (ii) increase the aggregate compensation, bonus or other benefits payable or provided to any Employee;

(xiv) purchase any Equity Securities of any Person other than another Company Entity, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;

(xv) make or incur any Capital Expenditure or commitments with respect to Capital Expenditures aggregating more than $100,000;

(xvi) adopt a plan, agreement or resolution providing for complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization of any of the Company Entities;

(xvii) settle any threatened or pending legal Proceeding against any of the Company Entities (to the extent relating to any of the Company Entities) other than any monetary settlement only not in excess of $50,000;

(xviii)     form any Subsidiary to enter into any partnership, joint venture or similar relationship in which any Equity Securities of another Person is acquired by any of the Company Entities;

(xix) other than in the ordinary course of business, consistent with past practice, incur any indemnification obligations;

(xx) accelerate the collection of accounts receivable or delay the payment of accounts payable (other than delays as a result of disputes with respect to any account payable initiated by the payee thereof);

(xxi) amend or modify (whether by merger, consolidation or otherwise) or permit the adoption of any amendments to its Organizational Documents;

(xxii) make any payment or transfer of funds, cash or any other asset (A) to any Company Affiliate in excess of $150,000, in the aggregate, in any 30-day period from and after the date of this Agreement, or (B) to any other Person outside of the ordinary course of business pursuant to any Contract in effect as of the date hereof and provided to the Buyer; or

(xxiii)     agree or commit to do any of the foregoing.

20

(c) Nothing contained in this Agreement will give the Buyer, directly or indirectly, rights to control or direct the business or operations of any Company Entity prior to the Closing.

Section 5.3 Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement (but in any event no later than five Business Days after the date hereof (the “Proxy Deadline”)), the Seller shall prepare and cause to be filed with the SEC a preliminary Proxy Statement relating to the Seller Stockholder Meeting, and use commercially reasonable efforts to: (i) respond as promptly as reasonably practicable to any comments made by the SEC or its staff with respect to such preliminary Proxy Statement; and (ii) cause a definitive Proxy Statement (together with any amendments and supplements thereto) relating to the Seller Stockholder Meeting to be furnished to the Seller’s stockholders in connection with the Transactions as soon as reasonably practicable following the later of (A) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (B) the expiration of the 10-day waiting period with respect to the preliminary Proxy Statement provided in Rule 14a-6(a) promulgated under the Exchange Act.

(b) The Buyer and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and the Seller shall give reasonable and good faith consideration to the inclusion therein of any comments made by the Buyer and its counsel. The Seller shall provide the Buyer and its counsel with (i) any comments or other communications, whether written or oral, that the Seller or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Seller to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Seller or its counsel in any discussions or meetings with the SEC or its staff.

(c) The Seller shall, as soon as reasonably practicable, take all action necessary under applicable Law and the Organizational Documents of the Seller to establish a record date, duly call, give notice of, convene and hold a meeting of the Seller’s stockholders to vote on the approval of this Agreement and the Transactions (the “Seller Stockholder Meeting”). The Seller shall (i) ensure that the Seller Stockholder Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Seller Stockholder Meeting are solicited, in compliance with all applicable Law and (ii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Transactions and to take all other actions reasonably necessary or advisable to pursue the vote or consent of its stockholders and to obtain the Seller Stockholder Approval, including such actions as are required by applicable Law.

Section 5.4 Public Announcements. Each Party shall consult with the other Party before issuing any press release or otherwise making any public statements in connection with the execution of this Agreement, and each Party shall obtain the prior written approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned) before issuing any subsequent press release or making any subsequent public statement with respect to this Agreement or any of the Transactions (other than public statements that are consistent with prior press releases or other public statements made by the Parties as approved in accordance with this Section 5.4), except to the extent required by applicable Law or the rules of any applicable stock exchange, in which case the issuing Party shall use reasonable efforts to consult with the other Party before issuing any such release or making any such public statement. The Parties acknowledge that the Seller will be required to make filings with the SEC disclosing the material terms and conditions of this Agreement and the Transactions upon the execution of this Agreement.

21

Section 5.5 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the consummation of the Transactions. Notwithstanding the immediately preceding sentence, the Buyer shall pay all filing fees required by Governmental Entities, including with respect to Filings or Permits required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.

Section 5.6 Governmental Filings and Other Third-Party Consents.

(a) Subject to the terms and conditions of this Agreement, each of the Buyer and the Seller shall, and shall cause their respective Affiliates to, cooperate with each other and shall use (and cause their respective Affiliates to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Affiliates with respect to this Agreement and, subject to the conditions set forth in ARTICLE VI, to consummate the Transactions as soon as practicable.

(b) Without limiting the generality of Section 5.6(a), each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, Orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, Orders and approvals.

(c) The Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 of the Disclosure Schedule; provided, however, that the Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(d) The Seller agrees that, during the Interim Period, it shall, and shall cause its Subsidiaries to, cooperate with the Buyer and use reasonable best efforts to obtain any consents, authorizations, orders and approvals from any third party (other than a Governmental Entity) that may be required by any Contract with any Company Entity or otherwise as a result of the Transactions.

22

(e) Notwithstanding anything to the contrary set forth herein, nothing in this Section 5.6 or otherwise in this Agreement shall require the Buyer or any of its Representatives to propose, negotiate, effect or agree to the sale, divestiture, license or other disposition of any assets or businesses of the Buyer or its Affiliates (including, following the Closing, the Company Entities), or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of the Buyer or its Affiliates (including, following the Closing, the Company Entities). With regard to any Governmental Entity, the Company, the Seller and its Representatives shall not, without the Buyer’s prior written consent, in the Buyer’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter the businesses or commercial practices of the Company Entities in any way, or otherwise take or commit to take any action that limits the Buyer’s freedom of action with respect to, or Buyer’s ability to retain any of the businesses, product lines or assets of, the Company Entities, or otherwise receive the full benefits of this Agreement.

Section 5.7 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the Transactions shall be paid by the Seller. The Buyer and the Seller shall cooperate in timely making all Filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

Section 5.8 Tax Matters.

(a) The Seller shall prepare, or cause to be prepared, all Income Tax Returns of or with respect to the Company relating to a Pre-Closing Tax Period and with respect to Income Taxes, which are filed after the Closing Date. The Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns of each Company Entity related to a Pre-Closing Tax Period that are filed after the Closing Date, with each such Tax Return prepared in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law. The Buyer shall provide a draft of such Tax Returns to the Seller for its review and comment, along with any work papers and accountant work papers, within 45 days following the end of the applicable Tax period with respect to such Tax Returns, to permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Buyer shall consider in good faith all reasonable comments to such Tax Returns and schedules provided by the Seller. No later than five Business Days prior to the date of any such Tax Return, the Seller shall pay, or cause to be paid, to the Buyer the portion of Taxes shown on such Tax Return allocable to the Seller under Section 5.8(c).

(b) The Parties shall, and shall each cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes, with respect to the Company Entities, in each case, at the expense of the requesting Party. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such Party may possess.

23

(c) Allocation of Taxes.

(i) To the extent permitted or required under applicable Tax Laws, the Closing Date shall be treated as the last day of a taxable period with respect to the Company.

(ii) For all purposes of this Agreement, including Section 8.2:

(A) Except as otherwise provided herein, any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (the “Straddle Period”) with respect to any Company Entity shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Company, as the case may be, by a closing of the books of the Company, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 5.8(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(B) In the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

(d) All refunds or credits of Taxes of any Company Entity with respect to a Pre-Closing Tax Period (including any interest received thereon) shall be for the account of Seller, and Buyer shall pay or cause to be paid over such refund or the amount of such credit (and any interest received thereon) to Seller within five Business Days after receipt of such refund or final determination of such credit.

24

(e) If a written notice of any Proceeding with respect to Taxes owed by the Company is received by the Buyer or Company for which the Seller could reasonably be expected to be liable pursuant under this Agreement (a “Tax Claim”), the notified party shall give the Seller prompt written notice of such Tax Claim and in no event later than seven days after receipt by such notified party of such written notice; provided, that the failure or delay by the applicable notified party to provide notice of such Tax Claim to the Seller shall not affect the rights or obligations of the Parties under this Agreement except to the extent the Seller has been materially prejudiced as a result of such failure or delay. After the Closing, upon the Seller’s delivery of notice to the Buyer within 30 days of the Seller’s receipt of written notice of such Tax Claim, the Seller shall have the right (at its option) to represent the interests of the Company in any Tax Claim relating to a Pre-Closing Tax Period; provided, however, that (i) the controlling party shall keep the non-controlling party reasonably informed and consult in good faith with the non-controlling party with respect to any issue relating to such Tax Claim, (ii) the controlling party shall provide the non-controlling party with copies of all correspondence, notices and other written material received from any Governmental Entity with respect to such Tax Claim, (iii) the controlling party shall provide the non-controlling party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Entity in connection with such Tax Claim and (iv) the controlling party may not agree to a settlement or compromise thereof without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed. If (A) the Seller fails to notify the Buyer of its election to control such a Tax Claim within 30 days following receipt by the Seller of a notice of such Tax Claim or (B) such Tax Claim relates to a tax period other than a Pre-Closing Tax Period, the Buyer shall control such Tax Claim, subject to the foregoing proviso. In the event of a conflict between the provisions of this Section 5.8(e) and Section 8.4, the provisions of this Section 5.8(e) shall control.

(f) Tax Treatment and Purchase Price Allocation.

(i) Buyer and Seller hereby acknowledge and agree that the purchase and sale of Membership Interests contemplated by this Agreement is intended to be treated as a sale of the assets of each Company Entity for U.S. federal Income Tax purposes. The Buyer and the Seller further agree not to take any action or position that is inconsistent with such treatment unless otherwise required to do so by applicable Law.

(ii) In accordance with Section 5.8(f)(i), Buyer shall, within 120 days following the Closing Date, prepare an allocation of the Purchase Price (together with all other items treated as consideration for U.S. federal Income Tax purposes) among the Company’s Assets in accordance with Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) (the “Allocation”). The Buyer may, at its discretion and at its sole cost and expense, have a third party auditor prepare a valuation report supporting the Allocation. If Seller disputes any item on the Allocation, it shall, within 60 days following receipt of the Allocation, notify Buyer of such disputed item (or items) and the basis for its objection. The Buyer and the Seller shall negotiate in good faith for 10 days following Buyer’s receipt of such notice to resolve any such disputed items. If the Buyer and the Seller are unable to resolve any disputed item during such 10-day period, then any remaining disputed items, and only such remaining disputed items, shall be resolved by the Independent Expert. The Independent Expert shall be instructed to resolve any such remaining disputes in accordance with the terms of this Agreement within 10 days after its appointment and shall be provided the Buyer’s valuation report (if prepared) to consider in making its resolution. The fees and expenses of the Independent Expert attributable to such dispute shall be borne equally by the Seller, on the one hand, and the Buyer, on the other hand. The Allocation, as finally determined (the “Final Allocation”), shall be binding upon Seller, Buyer and the Company. Seller, Buyer and the Company shall report, act, and file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Allocation prepared by Seller. None of Seller, Buyer and the Company shall take any action or position that is inconsistent with the Final Allocation unless otherwise required to do so by applicable Law.

25

Section 5.9 Further Actions.

(a) Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including, without limitation, with respect to obtaining any consents required to be obtained in connection with the consummation of the Transactions. The Parties further agree not to take any action, or fail to take any action, that would otherwise have the effect of preventing or materially delaying the consummation of the Closing.

(b) Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s request and without further consideration, the other Parties shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

Section 5.10 Release.

(a) Effective upon and following the Closing and subject to ARTICLE VIII, the Buyer, on its own behalf, on behalf of each Company Entity and on behalf of each of their respective Related Parties, generally, irrevocably, unconditionally and completely releases and forever discharges, and agrees to indemnify, defend and hold harmless, the Seller and its Representatives, and each of their respective Related Parties (collectively, the “Seller Released Parties”), from all past, present and future Losses, whether known or unknown, arising from any matter concerning any Company Entity occurring prior to the Closing Date (other than as contemplated hereby); provided, however, that nothing in this Section 5.10 shall release the Seller Released Parties from their obligations under this Agreement.

(b) Effective upon and following the Closing and subject to ARTICLE VIII, the Seller, on its own behalf and on behalf of each of its Related Parties, generally, irrevocably, unconditionally and completely releases and forever discharges, and agrees to indemnify, defend and hold harmless, the Buyer and its Representatives, and each of their respective Related Parties (collectively, the “Buyer Released Parties”), from all past, present and future Losses, whether known or unknown, arising from any matter concerning any Company Entity occurring prior to the Closing Date (other than as contemplated hereby); provided, however, that nothing in this Section 5.10 shall release the Buyer Released Parties from their obligations under this Agreement.

26

Section 5.11 Employee Matters.

(a) Effective as of immediately following the Closing, the Buyer shall provide, or shall cause to be provided, to each individual who is an Employee at the Closing and who remains employed by the Company following the Closing (each, a “Continuing Employee”): (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) bonus and other incentive compensation opportunities (excluding equity and equity based rights) that are no less favorable than those provided to such Continuing Employee immediately prior to Closing, and (iii) employee benefits (excluding defined benefit pension benefits and equity and equity based rights) that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to Closing. Notwithstanding anything to the contrary contained herein, the Buyer shall cause each Company Entity to pay, in the manner and at the time paid in accordance with past practice, all bonuses and deferred compensation payments payable to Employees of such Company Entity for services performed on or prior to the Closing Date.

(b) From and after the Closing Date, the Buyer will, and will cause the Company to, grant Continuing Employees credit for service with the Company earned prior to the Closing Date: (a) for eligibility and vesting purposes; and (b) for purposes of vacation accrual and severance benefit determinations under any similar benefit or compensation plan, program or Contract replacing any of the Seller’s Benefit Plans, but only to the extent that such service was credited for the same purpose for such Continuing Employee under the corresponding Benefit Plan of the Seller as of the Closing Date and would not result in duplication of benefits. Nothing contained herein, express or implied, is intended to confer upon any Employee of the Company any right to continued employment for any period.

(c) The Buyer shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability for Seller.

(d) Nothing contained in this Section 5.11 or elsewhere in this Agreement, express or implied, shall confer upon any current or former Employee any right to continued employment or service (or resumed employment or service) subsequent to the Closing. The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Closing Date or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company Entities, or on or after the Closing Date, the Buyer or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.11) under or by reason of any provision of this Agreement.

27

Section 5.12 Letter of Credit Facility Agreement. During the Interim Period, the Seller shall use reasonable efforts to assist the Buyer in its efforts to obtain, or cause to be obtained, any necessary approvals with respect to the Letter of Credit Facility Agreement in connection with the Transactions. If such approvals are not obtained after the Seller’s use of reasonable efforts, the Seller shall use reasonable efforts to assist the Company in obtaining, or causing to be obtained, consents from the necessary Persons to accept new letters of credit issued by a financial institution acceptable to the Buyer in lieu of the letters of credit issued under the Letter of Credit Facility Agreement.

Section 5.13 Non-Solicitation of Employees; Non-Competition.

(a) Non-Solicitation of Employees. During the three-year period following the Closing Date (such period, the “Restricted Period”), the Seller shall not (and shall cause the other Restricted Parties not to) (i) solicit or induce (or assist any Person to solicit or induce) for employment, or (ii) hire or otherwise retain, any employee or consultant of the Buyer or its Affiliates (including any Continuing Employee); provided, that the Seller and the other Restricted Parties shall not be precluded from (A) engaging in any general or public solicitations or advertising (including by a bona fide search firm) not targeted at such Persons, (B) soliciting any Person who responds to any general or public solicitations or advertising permitted by the foregoing clause (A), or (C) soliciting or hiring any person no longer employed by the Buyer or any of its Affiliates, as applicable, at least six months prior to the initiation of such solicitation.

(b) Non-Competition. The Seller agrees that, during the Restricted Period, the Seller shall not, and shall cause the other Restricted Parties not to, directly or indirectly, own, manage, operate, finance, control, or knowingly participate in the ownership, management, operation (including as a consultant, independent contractor or agent), control or financing of any Person that has operations engaged, directly or indirectly, in the Business. Notwithstanding the foregoing, the direct or indirect passive ownership by the Restricted Parties of publicly traded interests in or securities of any Person engaged in the Business to the extent that such investment does not, directly or indirectly, confer on the Restricted Parties more than 2% of the voting power of such Person shall not constitute a breach of this Section 5.13(b).

(c) Generally.

(i) The undertakings set forth in this Section 5.13 are given to the Buyer and to each of its Affiliates (including, following the Closing, the Company Entities). The Seller acknowledges that such undertakings are an entirely independent restriction and are no greater than is reasonably necessary to protect the interests of the Buyer and its Affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.13 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

28

(ii) The Seller acknowledges and agrees that, in the event of a breach by the Seller or any of its Subsidiaries or Affiliates of any of the applicable provisions of Section 5.1 or this Section 5.13, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer, its Subsidiaries, their respective Affiliates or any such Person’s respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof (including the extension of the applicable period in Section 5.13(a) and by a period equal to (a) the length of the violation of this Section 5.13, plus (b) the length of any legal Proceeding necessary to stop such violation), in each case, without the requirement of posting a bond or proving actual damages.

Section 5.14 Change in Recommendation.

(a) Subject to the further provisions of this Section 5.14, if, at any time after the date hereof and prior to obtaining the Seller Stockholder Approval, the Seller receives an Alternative Acquisition Proposal from any Person that the Seller Board has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes a Superior Acquisition Proposal, and that the failure to take any action with respect to such Superior Acquisition Proposal would be inconsistent with the fiduciary duties of the members of the Seller Board under applicable Law, then the Seller Board may, (a) make a Seller Adverse Recommendation Change and (b) cause the Seller to terminate this Agreement in accordance with Section 7.1 in order to enter into a definitive agreement relating to such Superior Acquisition Proposal; provided that (i) the Seller shall have (A) entered into a confidentiality agreement (in form and substance reasonably acceptable to the Buyer, which acceptance cannot be unreasonably withheld, delayed or conditioned) with the Person that has made the Alternative Acquisition Proposal, (B) furnished, pursuant to such confidentiality agreement, information (including non-public information) with respect to the Company Entities to the Person that has made such Alternative Acquisition Proposal and its Representatives (provided that the Seller shall have, substantially concurrently with the delivery to such Person, provided to the Buyer any non-public information concerning any Company Entity that was provided or made available to such Person or its Representatives unless such non-public information had been previously provided or made available to the Buyer) and (C) engaged in or otherwise participated in discussions or negotiations with the Person making such Alternative Acquisition Proposal and its Representatives regarding such Alternative Acquisition Proposal. The Seller shall promptly (and in any event within 24 hours) notify the Buyer in writing if the Seller takes any of the actions in clauses (A) through (C) above. Notwithstanding anything to the contrary set forth in this Section 5.14(a), the Seller shall not make a Seller Adverse Recommendation Change unless such Seller Adverse Recommendation Change is made in respect of a bona fide Superior Acquisition Proposal.

(b) The Seller shall promptly (and in no event later than 24 hours after receipt) notify the Buyer in writing in the event that the Seller or any of its Representatives receives an Alternative Acquisition Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company Entities that, as determined by the Seller Board in good faith, would be reasonably likely to lead to an Alternative Acquisition Proposal, including the identity of the Person making such Alternative Acquisition Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof (including, if applicable, unredacted copies of any written requests, proposal or offers, including proposed agreements). The Seller shall keep the Buyer reasonably informed, on a reasonably current basis (but in no event more often than once every 24 hours), as to the status of, including any material changes to, such Alternative Acquisition Proposal, offer, proposal, inquiry or request.

29

(c) Prior to making a Seller Adverse Recommendation Change, (A) the Seller shall have given the Buyer at least four Business Days prior written notice of its intention to take such action specifying, in reasonable detail, the Superior Acquisition Proposal (provided that, if applicable, following any subsequent revisions to the terms of the such applicable Superior Acquisition Proposal, the Seller shall be required to deliver a new written notice pursuant to this clause (A) and, thereafter, comply with the further requirements of this sentence with respect to such new written notice), (B) during such notice period, the Seller shall have, and shall have caused its Representatives to, negotiate with the Buyer and its Representatives in good faith (to the extent the Buyer desires to negotiate to) make such adjustments to the terms and conditions of this Agreement and/or the other Contracts contemplated hereby, and (C) upon the end of such notice period, the Seller Board shall have considered in good faith any revisions to the terms of this Agreement and/or the other Contracts contemplated hereby proposed in writing by the Buyer, and shall have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a Seller Adverse Recommendation Change would be inconsistent with the Seller Board’s fiduciary duties under applicable Law.

(d) Nothing contained in this Section 5.14 shall prohibit the Seller or the Seller Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that such action (other than “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) shall constitute a Seller Adverse Recommendation Change for purposes of Section 7.1), or (ii) from making any “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act.

(e) The Seller agrees that any breach of this Section 5.14 by any of its Subsidiaries or its and their respective Representatives shall be deemed to be a breach of this Section 5.14 by the Seller.

Section 5.15 Real Property Matters. Subject to the terms and conditions of this Agreement, the Seller shall, on or prior to Closing, use reasonable efforts to cause BRE/HC Las Vegas Property Holdings, L.L.C., as landlord under that certain lease for certain premises located at 3960 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada (the “Premises”) to (x) deliver its consent to that certain sublease agreement by and between the Seller, as sublandlord, and the Business, as subtenant, and (y) consent to the physical separation of the Premises in a manner reasonably satisfactory to the Buyer such that the Buyer may, immediately following the Closing, operate the Business in the ordinary course.

30

Section 5.16 Confidentiality. For a period of five (5) years from and after the Closing, the Seller shall keep confidential, and cause its Subsidiaries and instruct its officers, directors, employees, agents, attorneys, accountants, advisors and representatives to keep confidential, all non-public information to the extent relating to the Company Entities and the Business after the Closing (collectively, such information, “Business Proprietary Information”), except (i) solely to the extent required or requested by a Governmental Entity or required pursuant to applicable Law or the rules or regulations of any securities exchange or listing authority or legal, administrative, regulatory or judicial investigation or proceeding (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process); (ii) for information that is available on the Closing Date to the public, or thereafter becomes available to the public other than as a result of a breach of this Section 5.16; (iii) for information required to be disclosed in connection with the exercise of any rights or remedies provided in this Agreement or any Ancillary Document or any legal Proceeding related to this Agreement or any Ancillary Document or the enforcement of rights thereunder; (iv) for information that is or was independently conceived or developed by the Seller and its officers, directors, employees, agents, attorneys, accountants, advisors and representatives following the Closing Date without the use of or reference to any other Business Proprietary Information described in this Section 5.16; (v) for information required to be disclosed in connection with Taxes; or (vi) for information that is received after the Closing by the Seller or its Representatives from a source other than the Buyer, the Company or any of their respective Representatives, provided that such source, to the Seller’s knowledge (after reasonable inquiry), is not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation. If the Seller or its Affiliates is required under clauses (i), (iii) or (v) of this Section 5.16 to disclose any Business Proprietary Information, it shall notify the Buyer promptly of the request or requirement to the extent not prohibited by applicable Law so that the Buyer, at its or the Company’s sole cost and expense, may seek an appropriate protective order or waive compliance with this Section 5.16; provided that such notice shall not be required to the extent that information described in clause (v) is disclosed in a Tax Return required by applicable Law. If, in the absence of a protective order or receipt of a waiver hereunder, the Seller or its Affiliates is, on the advice of counsel, legally required to disclose such Business Proprietary Information, such Person may so disclose such Business Proprietary Information; provided that such Person shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Business Proprietary Information.

Section 5.17 Insurance Cooperation.

(a) From and after the Closing Date, the Company shall be entitled to coverage under Insurance Policies (for the avoidance of doubt, excluding any self-insurance) maintained by the Seller in effect on or prior to the Closing Date (the “Seller Insurance Policies”) with respect to the Company Entities and the Business for matters, events, facts or circumstances arising on or prior to the Closing Date, but on the terms and subject to the conditions and limitations set forth therein (including retentions and deductibles) and to the extent permitted under the applicable Seller Insurance Policies and without any obligation by the Seller to amend, modify or otherwise supplement such Seller Insurance Policies (including obtaining any extended reporting period policy). The Seller shall cooperate with the Buyer and the Company Entities, as applicable, in filing any insurance claims and in the collection of insurance proceeds. At the Buyer’s request and cost, the Seller shall use commercially reasonable efforts to pursue, or caused to be pursued, collection of insurance proceeds. Any Party receiving a notice with respect to any such claim shall promptly notify the other Party.

31

(b) No covenant or agreement by any Party to indemnify the other Party shall release, or be deemed to release, any insurer with respect to any claim made under any Seller Insurance Policy, and this Section 5.17 shall not be deemed to limit in any way the indemnification obligations of the parties under this Agreement.

Section 5.18 Intellectual Property. During the Interim Period, the Seller shall use commercially reasonable efforts to ensure that all documents and instruments necessary to establish, perfect and maintain the rights of the Company in and to the Intellectual Property required to be listed on Section 3.17(a) of the Disclosure Schedule have been validly executed, delivered and filed with the appropriate Governmental Authority, including, without limitation, name change or other documentation required to reflect “Vegas.com, LLC” rather than “Vegas.com” as the record owner of each patent and each trademark for which “Vegas.com” is listed as the record owner on Section 3.17(a) of the Disclosure Schedule.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Buyer’s Conditions to Closing. The obligation of the Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Buyer:

(a) Representations and Warranties. (i) The Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except in each case, for de minimis breaches or inaccuracies of the Fundamental Representations, and (ii) the representations and warranties of the Seller set forth in ARTICLE III (other than the Fundamental Representations), excluding for purposes of this clause (ii) any references to any “materiality” or “Material Adverse Effect” or similar standards or qualifiers, shall be true and correct as of the date hereof and as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except in each case, for any breaches or inaccuracies of such representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Seller at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing Date.

(c) Certificates. The Seller shall execute and deliver to the Buyer a certificate executed by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 6.1(a), Section 6.1(b) and Section 6.1(d) have been satisfied.

32

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Documents. The Seller shall have delivered to the Buyer or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(b).

(f) D&O Tail Policy. The Company shall have obtained and fully paid for the D&O Tail Policy. The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Closing Transaction Costs. During the term of each D&O Tail Policy, Seller shall not (and shall cause each of its Affiliates not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(g) Company Cash. The Company Cash at Closing shall be at least $1,500,000.

(h) Assignment of Mark and Domain Name License Agreement. The Seller shall have delivered to the Buyer a document, in form and substance reasonably satisfactory to the Buyer (which acceptance cannot be unreasonably withheld, delayed or conditioned), evidencing the assignment from Stephens Media Intellectual Property, LLC (“Stephens”), as assignor, to Las Vegas Review-Journal, Inc., as assignee, of Stephens’ right, title and interest in and to the Mark and Domain Name Assignment Agreement.

Section 6.2 Seller’s Conditions to Closing. The obligations of the Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Seller:

(a) Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except in each case, for de minimis breaches or inaccuracies of the Buyer Fundamental Representations, and (ii) the representations and warranties of the Buyer set forth in ARTICLE IV (other than the Buyer Fundamental Representations), excluding for purposes of this clause (ii) any references to any “materiality”, “Buyer Material Adverse Effect” or similar standards or qualifiers, shall be true and correct as of the date hereof and as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, for any breaches or inaccuracies of such representations and warranties that that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Buyer at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing Date.

33

(c) Certificates. The Buyer shall execute and deliver to the Seller a certificate executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Documents. The Buyer shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(a).

Section 6.3 Mutual Conditions to Closing. The respective obligations of the Buyer and the Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) by mutual written agreement of the Buyer and the Seller:

(a) Governmental Approvals. The Parties shall have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions.

(b) Absence of Orders. No provision of any applicable Law prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions shall be in effect.

(c) Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained and be in full force and effect.

ARTICLE VII

TERMINATION

Section 7.1 Grounds for Termination. This Agreement may be terminated:

(a) by either the Buyer (upon written notice from the Buyer to the Seller not less than three Business Days following the Outside Date) or the Seller (upon written notice from the Seller to the Buyer not less than three Business Days following the Outside Date) if the Closing shall not have occurred prior to June 15, 2019 (the “Outside Date”), unless such failure of the Closing to have occurred shall be proximately caused by the failure of the terminating Party to perform or comply with any representation, warranty, covenant or other agreement contained herein; provided, that if, as of such date, all conditions to the Closing set forth in ARTICLE VI have been satisfied or waived (other than such conditions that by their terms are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 6.3(c), the Outside Date may be extended by the Buyer, in its sole discretion (upon written notice from the Buyer to the Seller within two Business Days following the Outside Date) to August 15, 2019.

34

(b) by the Buyer (upon written notice from the Buyer to the Seller) if (i) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the closing condition set forth in Section 6.1(a) would not be satisfied or (ii) the Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Seller such that the Closing condition set forth in Section 6.1(b) would not be satisfied; provided, that (A) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not curable prior to, or is not cured by the Seller, prior to the earlier of (x) 30 days after the Seller receives written notice of such breach from the Buyer and (y) the Outside Date; and (B) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not have been satisfied;

(c) by the Seller (upon written notice from the Seller to the Buyer) if (i) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied or (ii) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 6.2(b) would not be satisfied; provided, that (A) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not curable prior to, or is not cured by the Buyer, prior to the earlier of (x) 30 days after the Buyer receives written notice of such breach from the Seller and (y) the Outside Date; and (B) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 6.1(a) or Section 6.1(b), as applicable, would not have been satisfied;

(d) by either the Buyer (upon written notice from the Buyer to the Seller) or by the Seller (upon written notice from the Seller to the Buyer) if there shall be in effect a final, nonappealable Order prohibiting, enjoining, restricting or making illegal the Transactions;

(e) by either the Buyer (upon written notice from the Buyer to the Seller) or by the Seller (upon written notice from the Seller to the Buyer) if (i) the Seller Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and the Seller’s stockholders shall have taken a vote on the approval of the Transactions; and (ii) the Seller Stockholder Approval shall not have been obtained;

(f) at any time prior to the Closing Date by mutual written agreement of the Buyer and the Seller;

(g) by the Buyer (by written notice from the Buyer to the Seller) or by the Seller (by written notice from the Seller to the Buyer) if there shall have been a Seller Adverse Recommendation Change made in accordance with Section 5.14; or

35

(h) by the Buyer (by written notice from the Buyer to the Seller) if the preliminary Proxy Statement is not on file with the SEC prior to the Proxy Deadline; provided that the failure to meet the Proxy Deadline is not proximately caused by the Buyer.

Section 7.2 Effect of Termination. Termination of this Agreement pursuant to Section 7.1 shall terminate all obligations of the Parties, except for the obligations under Section 5.3, Section 5.5, this Section 7.2, and ARTICLE IX; provided, however, that termination pursuant to Section 7.1 shall not relieve a defaulting or breaching Party (whether or not the terminating Party) from any liability to the other Party resulting from any intentional default or breach hereunder occurring prior to such termination, unless, with respect to a termination pursuant to Section 7.1(f), the Parties have expressly waived such defaulting or breaching Party from any liability resulting from any such default or breach hereunder.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) All representations and warranties contained in this Agreement or any instrument or certificate delivered pursuant to this Agreement shall survive the Closing for a period of 12 months from the Closing Date other than Fundamental Representations and the Buyer Fundamental Representations, which shall survive the Closing indefinitely.

(b) The covenants and agreements contained in this Agreement or any instrument or certificate delivered pursuant to this Agreement that by their terms do not contemplate performance after the Closing shall survive the Closing for a period of 60 days following the Closing. The covenants and agreements contained in this Agreement or any instrument or certificate delivered pursuant to this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until 60 days following the expiration of any applicable statute of limitations; provided, however, that any such covenant or agreement that expires on a date certain shall survive until such date certain.

(c) The period for which a representation, warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of a claim for indemnification under Section 8.2 or Section 8.3 is given within the Applicable Survival Period, the representation, warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

Section 8.2 Indemnification by the Seller.

(a) Subject to the limitations set forth in this ARTICLE VIII, after the Closing, the Seller shall indemnify and defend the Buyer, its Affiliates (including the Company Entities), its and their respective Representatives, and each of the foregoing Person’s respective Related Parties, and each of the successors and assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) against, and shall hold each Buyer Indemnitee harmless from, any loss, liability, dispute, claim, controversy, demand, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax, cost, expense and cause of action of every kind and nature (collectively, “Losses”) resulting from, arising out of or incurred by such Buyer Indemnitee in connection with, or otherwise with respect to:

36

(i) any inaccuracy in or breach of any representation and warranty made by the Seller in this Agreement or any instrument or certificate delivered pursuant to this Agreement (except for the Fundamental Representations);

(ii) any inaccuracy in or breach of any Fundamental Representation;

(iii) any breach or non-fulfillment of the covenants or agreements determined without regard to materiality of the Seller contained in this Agreement or any instrument or certificate delivered pursuant to this Agreement; and

(iv) any Indebtedness (other than Indebtedness under the Financing Agreement and the Letter of Credit Facility Agreement) or Transaction Costs that are not paid in full prior to the Closing.

(b) The Seller shall not be liable for any Loss or Losses (i) unless a written notice of claim for such Loss or Losses is provided within the Applicable Survival Period, (ii) if such Loss or Losses arise under Section 8.2(a)(i) (A) unless and until the amount of Losses arising from any matter or series of related matters exceeds $25,000 (“Covered Losses”), and (B) unless and until all Losses arising under Section 8.2(a)(i) exceed $300,000 (the “Deductible”) (provided that any Losses that do not constitute Covered Losses shall be included in determining whether or not the amount of Losses under Section 8.2(a)(i) exceeds the Deductible); provided, however, that the cumulative indemnification obligations of the Seller under Section 8.2(a)(i) shall in no event exceed $6,000,000. Notwithstanding any to the contrary set forth herein, the cumulative indemnification obligations of the Seller under this ARTICLE VIII shall in no event exceed $30,000,000.

(c) Subject to Section 9.6 and except in respect of Fraud, the Buyer acknowledges and agrees that, should the Closing occur, its and each Buyer Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company Entities and their respective assets and liabilities, the Transactions and the Membership Interests shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII; provided, that nothing contained herein shall operate to limit the Buyer Indemnitees’ ability to make a claim for Fraud. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that (i) any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein, and (ii) no Representative of the Company or the Seller shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate the Transactions), in each case whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

37

(d) To the extent that any Buyer Indemnitee is entitled to indemnification payments pursuant to this Agreement, such indemnification payments shall be satisfied from the Seller, subject to the limitations set forth in Section 8.2(b).

Section 8.3 Indemnification by the Buyer.

(a) Subject to the limitations set forth in this ARTICLE VIII, after the Closing, the Buyer shall, and shall cause the Company Entities to, indemnify, hold harmless and defend the Seller, its Affiliates, its and their respective Representatives, and each of the foregoing Person’s respective Related Parties, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) against, and shall hold each Seller Indemnitee harmless from, any Loss resulting from, arising out of, or incurred by such Seller Indemnitee in connection with, or otherwise with respect to:

(i) any inaccuracy in or breach of any representation and warranty made the Buyer in this Agreement (other than the Buyer Fundamental Representations);

(ii) any inaccuracy in or breach of any Buyer Fundamental Representation; and

(iii) any breach or non-fulfillment of any covenant or agreement determined without regard to materiality of the Buyer contained in this Agreement.

(b) The Buyer shall not be liable for any Loss or Losses (i) unless a written notice of claim for such Loss or Losses is provided within the Applicable Survival Period, (ii) if such Loss or Losses arise under Section 8.3(a)(i), (A) unless and until the amount of Losses arising from any matter or series of related matters constitutes Covered Losses, and (B) unless and until the amount of all Losses under Section 8.3(a)(i) exceed the Deductible (provided that any Losses that do not constitute Covered Losses shall be included in determining whether or not the amount of Losses under Section 8.3(a)(i) exceeds the Deductible); provided, however, that the cumulative indemnification obligations of the Buyer under Section 8.3(a)(i) shall in no event exceed $6,000,000. Notwithstanding anything to the contrary set forth herein, the cumulative indemnification obligations of the Buyer under this ARTICLE VIII shall in no event exceed $30,000,000.

(c) Subject to Section 9.6, the Seller acknowledges and agrees that, should the Closing occur, each Seller Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in Section 5.10 or in this ARTICLE VIII; provided, that nothing contained herein shall operate to limit the Seller Indemnitees’ ability to make a claim for Fraud.

(d) Without limiting the generality of the foregoing, each Party acknowledges and agrees that (i) any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein, and (ii) no Representative or Related Party of the Company, the Buyer or the Seller shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate the Transactions), in each case whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

38

Section 8.4 Indemnification Procedure for Third-Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder, is asserted or sought to be collected by a Person or Governmental Entity who is not a Party or an Affiliate thereof (a “Third-Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third-Party Claim (a “Notice of Claim”) as promptly as practicable following receipt by such Indemnitee of notice of such Third-Party Claim; provided, however, that a failure or delay by an Indemnitee to provide a Notice of Claim as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been materially prejudiced as a result of such failure or delay. The Notice of Claim shall specify in reasonable detail each individual item of Loss, including a reasonable estimate of the amount thereof (to the extent known). The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other documents evidencing such Third-Party Claim.

(b) The Indemnitor shall have the right, but not the obligation, to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third-Party Defense”) by delivering written notice of such assumption to the Indemnitee within 20 days of the receipt of the applicable Notice of Claim; provided, however, that, notwithstanding the foregoing, the Indemnitor shall not be entitled to conduct or control the defense of such Third-Party Claim if (i) in the reasonable conclusion of the applicable Indemnitee, a material conflict of interest exists between the applicable Indemnitee and the Indemnitor that would make such separate representation necessary; (ii) there are specific defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor and that could be materially adverse to the Indemnitor; (iii) such Third Party Claim, together with all other outstanding and previously resolved claims for which a Notice of Claim has been timely and validly delivered, is for an amount that is less than the Deductible or greater than the maximum aggregate liability of the Indemnitor set forth in Section 8.2 or Section 8.3, as applicable, with respect to the subject matter underlying such Third Party Claim or could have a material and adverse impact on the business of the Indemnitee (after giving effect to the Transaction); (iv) upon petition by the Indemnitee, an appropriate court of competent jurisdiction rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third-Party Claim; (v) such Third-Party Claim seeks an Order, injunction or other equitable relief or relief for other than money damages against the Indemnitee; (vi) such Third-Party Claim involves the pursuit of claims on behalf of the Indemnitee against any customer, content provider or vendor of the business of the Indemnitee (after giving effect to the Transaction); or (vii) such Third-Party Claim relates to or arises in connection with a criminal action or an action brought by a Governmental Entity. If the Indemnitor elects to assume the control of the defense of a Third-Party Claim pursuant to, and in accordance with, this Section 8.4(b), such Third-Party Claim underlying such defense will be irrevocably and unconditionally deemed to be indemnifiable under this Agreement, and the Indemnitor shall, by assuming the control of the defense of such Third Party Claim, thereby waives its right to make any claim that any Losses suffered by the Indemnitee (other than the fees of the Indemnitee’s separate legal counsel or any other expenses incurred by the Indemnitee without request or direction of, or in connection with, the Indemnitor ) are not indemnifiable hereunder. If the Indemnitor assumes the Third-Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), (iii) the Indemnitor shall (A) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection with such Third-Party Claim, and (B) to the extent practicable, permit the Indemnitee and, to the extent applicable, its separate legal counsel an opportunity to review all legal papers to be submitted prior to the submission thereof, and the Indemnitor shall reasonably consider any comments of the Indemnitee or its separate legal counsel provided thereto, and (iv) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim, without the prior consent of the Indemnitee, to the extent such judgment or settlement (x) provides for injunctive or other equitable relief, (y) provides for the payment of money damages by the Indemnitee or its Affiliates, or (z) does not contain an express and unconditional release of the Indemnitee and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim. The Parties will use their commercially reasonable efforts to minimize Losses from Third-Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third-Party Defense, any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent shall not be determinative of the amount of Losses relating to such matter.

39

(c) If the Indemnitor does not assume the Third-Party Defense, the Indemnitee will be entitled to assume the Third-Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as applicable, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the Third-Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof and (ii) may at any time thereafter assume the Third-Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third-Party Defense.

Section 8.5 Indemnification Procedures for Non-Third-Party Claims. The Indemnitee shall notify the Indemnitor in writing as promptly as practicable following its discovery of any matter for which the Indemnitee may seek indemnification pursuant to this ARTICLE VIII that does not involve a Third-Party Claim. Such notice shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the calculation of the amount to which such Indemnitee claims to be entitled hereunder; provided, however, that a failure or delay by an Indemnitee to provide such notice as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been prejudiced as a result of such failure or delay. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

40

Section 8.6 Calculation of Indemnity Payments.

(a) Each Indemnitee shall use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The amount of Losses payable under this ARTICLE VIII by the Indemnitor shall be reduced by any and all amounts actually recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any expenses incurred by or on behalf of such Indemnitee in collecting such amounts, including any increase of any premiums as a result thereof). If the Indemnitee actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount, including any increases in any premiums as a result thereof.

(b) Each Indemnitee shall use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(c) The amount of Losses incurred by an Indemnitee shall be reduced by the present value of any Tax benefit and increased by the present value of any Tax detriment actually realized by the Indemnitee or its Affiliates arising in connection with the circumstances relating to such Losses within the taxable year such loss arises and the following taxable year (and, if actually realized after any payment by the Indemnitor with respect to such Losses, the Indemnitee shall return to the Indemnitor, as an adjustment to the Purchase Price, the amount of such benefit) in the Tax year in which such Losses were incurred.

41

(d) No Losses shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by the Buyer in the valuation of the Company Entities or their respective business operations.

(e) In no event shall any Party have any liability to any Person for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation, goodwill or opportunity relating to a breach or alleged breach hereof), except in the case of a Party’s obligation to indemnify an Indemnitee for amounts paid to a third party where such amounts are awarded pursuant to a Third-Party Claim (or settlement thereof) that is subject to indemnification in accordance with, and subject to the limitations set forth in, ARTICLE VIII.

(f) For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of Seller shall not be deemed qualified by any references to “materiality or “Material Adverse Effect”.

Section 8.7 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this ARTICLE VIII as an adjustment to the Purchase Price for Tax purposes.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a) if to the Buyer, to:

VDC-MGG Holdings LLC
c/o MGG Investment Group, LP
One Penn Plaza
New York, New York 10119
Attention:   Kevin Griffin
Email:         KGriffin@mgginv.com

with a required copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:   Fred Ragucci
                   Andrew Fadale
Email:        frederic.ragucci@srz.com
                   andrew.fadale@srz.com

42

(b) if to the Seller, to:

Remark Holdings, Inc.
3960 Howard Hughes Parkway, Suite 900
Las Vegas, Nevada 89169
Attention:   Alison Davidson

                    Steven Wright
Email:         adavidson@remarkholdings.com

                    swright@remarkholdings.com

with a required copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Robert H. Friedman
                    Kenneth S. Mantel
Email:          rfriedman@olshanlaw.com
                    kmantel@olshanlaw.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 9.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law by a court of competent jurisdiction or other Governmental Entity, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.3 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement, the Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the Transactions. All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

43

(b) This Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, other than: (i) Section 5.10 and Section 5.11 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein); and (ii) this ARTICLE IX in respect of the Sections set forth under the immediately preceding clause (i).

Section 9.4 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.5 Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located in New York, New York for the purposes of any Proceeding arising out of this Agreement or the Transactions, and agrees to commence any such Proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the Transactions in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 9.6 Specific Performance.

(a) The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such injury would not be adequately compensable in monetary damages because of the difficulty ascertaining the amount of monetary damages that would be suffered in the event that this Agreement were breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at Law, in equity, in contract, in tort or otherwise.

(b) The Parties hereby agree not to raise any unreasonable objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement, all in accordance with the terms of this Section 9.6.

44

Section 9.7 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties; provided, however, the Buyer may assign this Agreement or its right or obligations hereunder to one or more Affiliates of the Buyer and/or MGG Funds, except that no such assignment shall release the Buyer from its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 9.7 shall be null and void, ab initio.

Section 9.8 Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (h) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; (j) any statement in this Agreement to the effect that any information, document or other material has been “made available” by the Seller shall mean such information, document or material was included in and available at the “Project Vertex” online datasite hosted by Raine Securities LLC at least one Business Day prior to the date hereof; and (k) the word “or” shall be disjunctive and not exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Section 9.10 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and the Seller. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by the Party against whom enforcement of such waiver is sought. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

45

Section 9.11 Attorney-Client Privilege. Reference is made to the fact that Olshan Frome Wolosky LLP (the “Firm”) has acted as legal counsel to the Seller and the Company Entities prior to the Closing in connection with this Agreement and the Transactions (the “Pre-Closing Engagement”). All communications relating to the Pre-Closing Engagement and involving attorney-client confidences between the Seller, its Affiliates or the Company Entities and the Firm shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (and not the Company Entities). Accordingly, the Company Entities shall not, without the Seller’s consent, have access to the files of the Firm relating to the Pre-Closing Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller and its Affiliates (and not the Company Entities) shall be the sole holders of the attorney-client privilege with respect to the Pre-Closing Engagement, and none of the Company Entities shall be a holder thereof, (b) to the extent that files of the Firm in respect of the Pre-Closing Engagement constitute property of the client, only the Seller and their respective Affiliates (and not the Company Entities) shall hold such property rights and (c) the Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Company Entities by reason of any attorney-client relationship between the Firm and the Company Entities or otherwise.

Section 9.12 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. The Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of Disclosure Schedule will be deemed disclosure with respect to each other section and subsection of the Disclosure Schedule to which the relevance of such item is reasonably apparent on its face to the Person to whom it is disclosed, without independent investigation or knowledge, that the disclosure of such matter is applicable to such section and subsection of the Disclosure Schedule. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or items (a) are or are not material to the business, assets, liabilities, financial condition, results of operation or prospects of the Company Entities, (b) amount to a Material Adverse Effect or (c) occurred outside of the ordinary course of business of the Company. No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 9.13 Counterparts. This Agreement, and the other documents, agreements and instruments to be delivered in connection herewith, may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement, and the other documents, agreements and instruments to be delivered in connection herewith, may be effected by means of an exchange of electronically transmitted signatures.

[Signature Page Follows]

46

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

VDC-MGG Holdings LLC

By:	MGG Investment Group LP, its Manager

By:	MGG GP LLC, its General Partner

By:	/s/ Kevin Griffin
	Name:	Kevin Griffin
	Title:	Chief Executive Officer

SELLER:

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
	Name:	Kai-Shing Tao
	Title:	Chairman/CEO

Signature Page to Membership Interest Purchase Agreement

Appendix A

Definitions

When used in this Agreement, the following terms have the meanings assigned to them in this Section:

“Acceptable Delinquent AP” means any account payable of any Companies Entity that is delinquent more than 60 days in its payment; provided that all such accounts payable, taken together, shall not exceed $500,000 in the aggregate.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 5.8(f)(ii).

“Alternative Acquisition Proposal” means any bona fide proposal, offer or similar indication of interest made by any Person or group of related Persons (other than the Buyer and its Subsidiaries and Affiliates), and whether involving a transaction or series of related transactions, directly or indirectly, for (i) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, joint venture, recapitalization or similar transaction involving any Company Entity, (ii) the acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any Person or group of related Persons (other than the Buyer and its Affiliates) of more than 25% of the assets (measured by the market value thereof), revenue or net income of the Company Entities, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect acquisition by, or issuance to, any Person or group of related Persons (other than the Buyer and its Affiliates) of more than 25% of any class of voting or Equity Interests of the Company issued and outstanding following such acquisition or issuance, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than 25% of any class of outstanding voting or Equity Securities of the Company.

“Ancillary Documents” has the meaning set forth in Section 3.2(a).

“Annual Financial Statements” has the meaning set forth in Section 3.7.

“Applicable Survival Period” has the meaning set forth in Section 8.1(c).

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

“Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company Entities or any beneficiary or dependent thereof that is sponsored or maintained by the Company Entities or to which any Company Entity contributes or is obligated to contribute, whether or not written, including without limitation any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive compensation, deferred compensation, equity or severance plan, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit program, policy or other arrangement.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of Delaware are authorized or required to close.

“Business Proprietary Information” has the meaning set forth in Section 5.16.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” means the representations contained in Section 4.1, Section 4.2 and Section 4.7.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Buyer Material Adverse Effect” means any event, development, or change that would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement, or would prevent, materially impede, interfere with, hinder or delay the consummation by the Buyer of the Transactions.

“Buyer Released Parties” has the meaning set forth in Section 5.10.

“Capital Expenditures” means spending by the Company or its Subsidiaries on acquiring or maintaining its fixed assets, such as land, buildings and equipment.

“Claims-Made Policies” has the meaning set forth in Section 3.15.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Direction Letter” means a letter, in the form reasonably satisfactory to Buyer, directing Buyer to pay or cause to be paid, to MGG, the Purchase Price on behalf of the Seller in partial satisfaction of amounts outstanding under the Financing Agreement.

49

“Closing Transaction Costs” means, as of immediately prior to the Closing, the aggregate amount of Transaction Costs that remain unpaid.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Cash” means, with respect to the Company Entities, all cash and cash equivalents and marketable securities, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt, Company Cash as of any given time shall (a) exclude the amount of any checks, drafts and wires issued as of such time that have not yet cleared, and (b) any non-U.S. cash or cash equivalents.

“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company Entity Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Indebtedness” means all Indebtedness of the Company Entities.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any Company Entity.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Tax Return” means all Tax Returns required to be filed by the Company Entities with a Governmental Entity; provided that, for the avoidance of doubt, a Company Tax Return shall not include any Tax Return required to be filed by the Seller with a Governmental Entity.

“Continuing Employee” has the meaning set forth in Section 5.11(a).

“Contract” contracts, subcontracts, agreements, arrangements, commitments, understandings, notes, indentures, mortgages, debt instruments, loans, evidence of Indebtedness, letters of credit, covenants not to compete, licenses, franchises, deeds of trust, leases or sublease (whether for release or personal property), sublicenses, purchase orders for goods or services (subject to the immediately succeeding sentence), powers of attorney or other agreement, whether written or oral (including any amendments and other modifications thereto) that is intended to be legally binding on the applicable party(ies) thereto. For the avoidance of doubt, unless otherwise expressly indicated task, purchase or delivery order(s) or statements of work under a Contract will not constitute a separate Contract, but will be part of the Contract under which it was issued.

50

“Covered Losses” has the meaning set forth in Section 8.2(b).

“D&O Tail Policy” means a “tail” directors’ and officers’ liability insurance policy, to be bound effective as of the Closing Date, that (a) has an effective term of six years following the Closing Date, (b) covers each Person currently covered by the Seller D&O Policy in effect on the date of this Agreement for acts and omissions occurring at or prior to the Closing Date, and (c) contains terms that are no less favorable than those of the Seller D&O Policy in effect on the date of this Agreement.

“Deductible” has the meaning set forth in Section 8.2(b).

“Disclosure Schedule” has the meaning set forth in the lead in to ARTICLE III.

“Employee” means any employee of any Company Entity as of the applicable date of determination.

“Environmental Law” means any applicable Law relating to the protection of the environment or the protection of human health as it may be affected by exposure to hazardous substances, each as in effect as of the applicable date of determination.

“Equity Interest” has the meaning set forth in the definition of Equity Securities.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (an “Equity Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing” means a registration, declaration or filing with a Governmental Entity.

“Final Allocation” has the meaning set forth in Section 5.8(f)(ii).

“Financial Statements” has the meaning set forth in Section 3.7.

“Financing Agreement” means that certain Financing Agreement, dated as of September 24, 2015 (as emended through the date hereof), by and among the Seller, the Company, the other Loan Parties (as defined therein) party thereto, the lenders party thereto and MGG, as the administrative agent and collateral agent for the lenders party thereto.

“Firm” has the meaning set forth in Section 9.11.

51

“Fraud” means, with respect to any Party, actual and intentional fraud or intentional misrepresentation by such Party with respect to the representations and warranties made by such Party herein.

“Fundamental Representation” means the representations contained in Section 3.1, Section 3.2, Section 3.5, Section 3.6, Section 3.16(c), Section 3.19 and Section 3.20.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Income Tax” means any federal, state, local or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, solely to the extent drawn upon; (d) any accrued interest, fees and charges in respect of any of the foregoing; and (e) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing at or prior to the Closing.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all (a) patents and patent applications; (b) trademarks, service marks and trademark and service mark applications and registrations, trade dress, logos, and trade names, including all goodwill associated therewith; (c) copyrights and rights associated with works of authorship, including Software, together with all applications, registrations and renewals therefor; (d) trade secrets; and (e) domain names and social media names.

“Intercompany Contract” means each Contract between any Company Entity, on the one hand, and any other Company Entity, on the other hand.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.7.

“Interim Financial Statements” has the meaning set forth in Section 3.7.

52

“Interim Period” means the period beginning on the date hereof and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“Invoice” means an invoice marked “final” from each Person to whom any Transaction Costs are to be paid indicating all amounts to which such Person is entitled from the Company.

“IRS” means the Internal Revenue Service.

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Seller, Kai-Shing Tao, Alison Davidson, Michael Reichartz and Adam White, and (b) in the case of the Buyer, Dane Joella.

“Law” means, with respect to any Person, any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person as of the date hereof.

“Leased Real Property” has the meaning set forth in Section 3.11(b).

“Letter of Credit Facility Agreement” means that certain Letter of Credit Facility Agreement, dated as of September 24, 2015, by and between Bank of America, N.A. and the Company, as amended to date.

“Lien” means with respect to any property or asset, any lien, mortgage, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Losses” has the meaning set forth in Section 8.2(a).

“Mark and Domain Name License Agreement” means that certain Mark and Domain Name License Agreement dated as of June 10, 2005, by and between Stephens Media Intellectual Property, LLC and, as to Sections 9.5 and 14.8 only, DR Partners, d/b/a Stephens Media Group, and Vegas.com LLC and Greenspun Media Group and as to Sections 9.5, 10 and 14.7 only, Las Vegas Sun, Inc.

“Material Adverse Effect” means any change or event that is materially adverse to the business, assets, properties or condition of the Company Entities, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company Entities operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Entity associated with additional security, (c) effects of weather or meteorological events, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date hereof, (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the Transactions, (f) any failure by the Company to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure nor any specific representations or warranties regarding the same in this Agreement) and (g) any actions required to be taken pursuant to this Agreement; provided, further, that, in the case of the foregoing clauses (a), (b), (c) or (d), to the extent the Business and/or the Company Entities, taken as a whole, are materially and disproportionately affected thereby relative to the other participants in the industry or industries in which the Company Entities operate, such incremental material and discorporate effect or effects may be taken into account in determining whether there has been or may be a Material Adverse Effect.

53

“Material Contracts” has the meaning set forth in Section 3.10(b).

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“MGG” means MGG Investment Group LP, as administrative agent under the Financing Agreement.

“MGG Fund” means any Person to which (a) MGG provides investment management services or (b) an Affiliate of MGG serves as the general partner, managing member or non-member manager.

“Notice of Claim” has a meaning set forth in Section 8.4(a).

“Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 7.1(a).

“Owned Real Property” means each parcel of real property owned by any Company Entity.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means a consent, approval, license, permit, certificate, authorization or the expiration without condition or qualification of applicable waiting period from any Governmental Entity.

“Permitted Lien” means (a) any Lien for Taxes that are not yet due or delinquent or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) any landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business that are not material to the Company Entities, taken as a whole, or the operation of the Business, (c) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby, (d) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Entity to regulate property, (e) any Lien set forth on the Disclosure Schedule, (f) any condition that may be shown on a current survey or by inspection of a property, (g) any Lien that a reputable title insurance company would be willing to omit as an exception or affirmatively insure against in a title insurance policy for the affected property and (h) any Lien recorded or filed in any land register or other public register.

54

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, other business organization or Governmental Entity.

“Pre-Closing Engagement” has the meaning set forth in Section 9.11.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Premises” has the meaning set forth in Section 5.15.

“Proceeding” means any action, suit, hearing, claim, lawsuit, litigation, investigation, arbitration or other proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Proxy Deadline” has the meaning set forth in Section 5.3(a).

“Proxy Statement” means the proxy statement to be sent to the Seller’s stockholders in connection with the Seller Stockholder Meeting.

“Public Software” means all software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL) (including the GNU Affero GPL License), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

“Purchase Price” has the meaning set forth in Section 2.1.

“Registered IP” means patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, copyright registrations and applications for registration, and domain names.

“Real Property Leases” has the meaning set forth in Section 3.11(b).

55

“Related Party” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, members, general or limited partners, Affiliates, Representatives, sources of financing, and each of their respective successors and assigns.

“Representatives” means the officers, directors, managers, trustees, employees, counsel, accountants, agents, financial advisers and consultants of a Person.

“Restricted Party” means (a) the Seller and (b) the Seller’s Subsidiaries for the period that such Subsidiary is a Subsidiary of the Seller and, in each case, including their respective successors and permitted assigns.

“Restricted Period” has the meaning set forth in Section 5.13.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Adverse Recommendation Change” means any action by the Seller to (i)(A) change, qualify, withhold, withdraw or modify, or publicly propose or announce the Seller’s intention to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to the Buyer, the Seller Board Recommendation, or (B)  approve, adopt or recommend (publicly or otherwise) to the stockholders of the Seller, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Seller, an Alternative Acquisition Proposal, (ii) authorize, cause or permit the Seller or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Alternative Acquisition Proposal (other than a confidentiality agreement contemplated by 0) (a “Alternative Acquisition Agreement”) or agree or publicly propose to do any of the foregoing or (iii) terminate, amend, relate, modify or fail to enforce any provision (including any standstill), or grant any waiver or request under, any confidentiality, standstill or similar agreement (including any such confidentiality agreement).

“Seller Board” has the meaning set forth in Section 3.2(b).

“Seller Board Recommendation” has the meaning set forth in Section 3.2(b).

“Seller Common Stock” has the meaning set forth in the recitals to this Agreement.

“Seller D&O Policy” means the director’s and officers’ liability insurance policy of the Seller.

“Seller Indemnitees” has the meaning set forth in Section 8.3(a).

56

“Seller Insurance Policies” has the meaning set forth in Section 5.17.

“Seller Released Parties” has the meaning set forth in Section 5.10.

“Seller Stockholder Approval” means approval of the Transactions by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock.

“Seller Stockholder Meeting” has the meaning set forth in Section 5.3(c).

“Specified Stockholder” means each of Kai-Shing Tao, Digipac, LLC, Pacific Star Capital Management, L.P., and Pacific Star HSW LLC.

“Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form, databases and compilations (including, but not limited to, all of the foregoing that is installed on computer hardware) and all documentation, including user manuals, relating to the foregoing.

“Straddle Period” has the meaning set forth in Section 5.8(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Superior Acquisition Proposal” means a written Alternative Acquisition Proposal, substituting “50%” for “25%” in the definition thereof, and for which, if financing is required, such third party shall have entered into binding commitments for such financing, that the Seller Board determines in good faith, after consultation with the Seller’s independent financial advisors and outside legal counsel, (a) to be reasonably likely to be consummated if accepted on the terms thereof, and (b) taking into account the factors the Seller Board considers to be relevant (which shall include the various legal, financial and regulatory aspect of the Alternative Acquisition Proposal, all terms and conditions of such Alternative Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by the Buyer in response to such Alternative Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person or group of related Persons making such Alternative Acquisition Proposal to consummate the transaction contemplated thereby), if consummated, to be more favorable to the Company stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Tail Policies” has the meaning set forth in Section 6.1(f).

“Tax” or “Taxes” means any United States local, state or federal or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes imposed by a Governmental Entity, including any interest, penalty or addition thereto.

57

“Tax Claim” has the meaning set forth in Section 5.8(e).

“Tax Law” means any Law relating to Taxes.

“Tax Returns” means any report, return, declaration, claim for refund or other information or statement or schedule supplied or required to be supplied by any Company Entity, relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Costs” means all out-of-pocket fees, costs and expenses of the Company, other than fees, costs and expenses incurred on behalf of the Buyer or any Affiliate thereof, in each case, (a) incurred prior to the Closing in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions and the process for a sale of the Company Entities and/or the Business, (b) to the extent not paid prior to the Closing, and (c) all costs and expenses incurred in connection with obtaining the D&O Tail Policy. For the avoidance of doubt, Transaction Costs shall include all bonuses, change in control payments, severance payments or similar payments payable in connection with the Transactions, and any Taxes payable in connection with the foregoing amounts; provided, that bonuses awarded or payable in the ordinary course of business shall not be considered Transaction Costs.

“Third-Party Defense” has the meaning set forth in Section 8.4(b).

“Transactions” means the transactions contemplated by this Agreement and each Ancillary Document.

“Transfer Taxes” means all transfer, sales, use, real property transfer, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Transition Services Agreement” means the Transition Services Agreement, in customary form, to be agreed prior to the Closing between the Buyer and the Seller, providing for any and all services and other rights reasonably necessary to operate the Business as it was operated prior to the Closing, to be provided by the Seller to the Buyer at cost.

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

58